Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment to the Registration Statement No. 333-278477 on Form N-2 of our report dated March 11, 2026 relating to the consolidated financial statements and financial highlights of Apollo Debt Solutions BDC and subsidiaries (the “Company”) appearing in the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and “Financial Highlights” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 16, 2026